Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 pertaining to the 2014 Stock Incentive Plan and the 2015 Stock Incentive Plan of Spring Bank Pharmaceuticals, Inc. of our report dated February 12, 2016, except for the reverse stock split described in Note 12, as to which the date is March 8, 2016, and the operating lease described in Note 12, as to which the date is April 26, 2016, relating to our audit of the consolidated financial statements of Spring Bank Pharmaceuticals, Inc., which appears in the Registration Statement on Form S-1, as amended (No. 333-208875) and related prospectus of Spring Bank Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ RSM US LLP

Boston, MA

June 15, 2016